Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

WORTHINGTON STEEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value (the “Common Shares”	Other(2)	9,000,000(3)	$25.00	$225,000,000	$147.60 per $1,000,000	$33,210.00

Total Offering Amounts					$225,000,000		$33,210.00

Total Fee Offsets(4)							—

Net Fee Due							$33,210.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional Common Shares that may become issuable under the terms of the Worthington Steel, Inc. 2023 Long-Term Incentive Plan (the “Plan”) to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the Common Shares of Worthington Steel, Inc. (the “Registrant”).

(2)

The “Proposed Maximum Offering Price Per Share” is estimated solely for purposes of calculating the registration fee according to Rule 457(c) and Rule 457(h) under the Securities Act, and computed on the basis of $25.00, which was the only sales price per Common Share of the Registrant on the “when-issued” trading market as reported on the New York Stock Exchange on November 28, 2023.

(3)	Represents the aggregate number of Common Shares of the Registrant that may be issuable under the Plan.

(4)	The Registrant does not have any fee offsets to be claimed.